EXHIBIT 99.2

FOR IMMEDIATE RELEASE

ABF FREIGHT SYSTEM, INC. ® NAMES JAMES W. KEENAN

SENIOR VICE PRESIDENT - SALES AND MARKETING

(Fort Smith, Arkansas, September 21, 2011) — ABF Freight System, Inc. ®, the largest subsidiary of Arkansas Best Corporation (Nasdaq: ABFS), today announced the appointment of James W. Keenan to the position of Senior Vice President - Sales and Marketing, effective January 1, 2012.  Mr. Keenan, who has been with the corporation for 30 years, currently serves as ABF’s Vice President - Sales.

In his new role, Mr. Keenan will have responsibility for execution and administration of ABF’s local and corporate sales; marketing and yield management.  He will also oversee ABF’s advertising and public relations initiatives.  Mr. Keenan replaces Roy M. Slagle whose January 2012 appointment as ABF’s new President and Chief Executive Officer, replacing the retiring Wesley B. Kemp, was announced earlier today.

“Jim’s thirty year career with ABF and former Arkansas Best intermodal subsidiary Clipper Exxpress includes leadership positions in rating, pricing, and sales management over a broad spectrum of logistics including less-than-truckload, truckload, intermodal, ocean, warehousing, specialized/customized delivery, expedited and more,” said Roy M. Slagle, ABF’s current Senior Vice President - Sales and Marketing.  “Jim’s leadership has had a transformational effect on the ABF sales organization resulting in an extremely effective organizational structure, a results-driven training regimen and world class business analytical tools.  As I move into my new ABF leadership role in January 2012, I am pleased to have a person of Jim’s caliber overseeing our sales, marketing, and yield management efforts.”

Mr. Keenan came to ABF® with the East Texas Motor Freight acquisition, working in the pricing department as an analyst and later as a department manager.  He was promoted to ABF Regional Vice President - Sales in 1988.  For three years in the late 1990s Mr. Keenan served as Vice President — Sales and Marketing for Clipper, returning to ABF in 1999.  Prior to assuming his current sales position in 2007, he was ABF’s Vice President - Administration & Treasurer.

ABF operates as a global provider of customizable supply chain solutions. ABF enhances supply chain efficiencies and achieves optimum performance by focusing on specific logistics needs and customizing appropriate responses. The carrier’s resource-rich infrastructure includes a dynamic dual-system network for regional and national transportation. Its portfolio of logistics services extends from the manufacturer’s floor to expedited or white-glove final delivery. In between, customers benefit from a single point of contact and total end-to-end supply chain visibility.

Arkansas Best Corporation, headquartered in Fort Smith, Arkansas, is a transportation holding company.  ABF Freight System, Inc., Arkansas Best’s largest subsidiary, has been in continuous service since 1923.  More information is available at arkbest.com and abf.com.

Contact:	Mr. Russ Aikman, Director of Marketing & Public Relations
ABF Freight System, Inc.
Telephone: (479) 785-8913

Mr. David Humphrey, Vice President, Investor Relations and Corporate Communications
Arkansas Best Corporation
Telephone: (479) 785-6200

A photo image of Mr. Keenan is available at http://www.abfs.com/about/press/executives.asp

END OF RELEASE